REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of
   InterConnect West, Inc.
Salt Lake City, Utah


We have audited the accompanying balance sheet of InterConnect West, Inc. (an S Corporation), as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the period April 21, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterConnect West, Inc. (an S Corporation) as of December 31, 1995, and the results of its operations and cash flows for the period April 21, 1995 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.




October 31, 1996
Salt Lake City, Utah

                             INTERCONNECT WEST, INC.
                                  BALANCE SHEET
                                December 31, 1995


ASSETS

CURRENT ASSETS

   Cash and cash equivalents ...................................         $17,782
   Accounts receivable, net of allowance
      for doubtful accounts of $5,357 ..........................          17,770

         Total Current Assets ..................................          35,552

PROPERTY AND EQUIPMENT, at cost, net
   of accumulated depreciation (Notes 2 and 3) .................          23,638

                                                                         $59,190

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts payable ................................................   $  4,822
   Accrued expenses ................................................     21,629
   Current portion of long-term debt (Note 4) ......................      4,284

      Total Current Liabilities ....................................     30,735

LONG-TERM DEBT (Note 4) ............................................     25,716

COMMITMENTS AND CONTINGENCIES
   (Notes 6, 7 and 8) ..............................................       --

STOCKHOLDERS' EQUITY

   Common stock, $1,00 par value; authorized
   1,000,000 shares; issued and outstanding 1,000 shares (Note 5) ..      1,000
   Additional paid-in capital (Note 5) .............................      3,764
   Retained deficit ................................................     (2,025)

      Total Stockholders' Equity ...................................      2,739

                                                                       $ 59,190

   The accompanying notes are an integral part of these financial statements.

                             INTERCONNECT WEST, INC.
                             STATEMENT OF OPERATIONS
     For the Period April 21, 1995 (Date of Inception) to December 31, 1995


REVENUES

   Advertising income .........................................       $ 103,854
   Consulting income ..........................................          22,419
   Graphics design income .....................................          19,944
   Other income ...............................................             196

      Total Revenues ..........................................         146,413

COST OF SALES .................................................          80,613

GROSS PROFIT ..................................................          65,800

GENERAL AND ADMINISTRATIVE EXPENSES

   Auto expense ...............................................           3,760
   Bad debt expense ...........................................           5,357
   Depreciation ...............................................           4,882
   Insurance ..................................................             732
   Interest ...................................................           3,685
   Meals and entertainment ....................................           1,253
   Other 3,765
   Office supplies ............................................           2,985
   Professional ...............................................           2,204
   Rent .......................................................           6,951
   Recruiting expense .........................................           6,287
   Telephone ..................................................          17,255
   Wages and employee benefits ................................           8,709

      Total General and Administrative Expenses ...............          67,825

       Net loss ...............................................       $  (2,025)

      Loss per share (Note 2) .................................       $   (2.03)

      Weighted average number of shares outstanding ...........           1,000

   The accompanying notes are an integral part of these financial statements.

                             INTERCONNECT WEST, INC.
                             STATEMENT OF CASH FLOWS
     For the Period April 21, 1995 (Date of Inception) to December 31, 1995


CASH FLOWS FROM OPERATING ACTIVITIES:

   Net loss ........................................................   $ (2,025)
   Adjustments to reconcile net loss to cash provided
      by operating activities:
      Depreciation .................................................      4,882
      Bad debt expense .............................................      5,357
   Changes in operating assets and liabilities:
      Accounts receivable ..........................................    (23,127)
      Accounts payable .............................................      4,822
      Accrued expenses .............................................     21,629

         Net Cash Provided by Operating Activities .................     11,538

CASH FLOWS FROM INVESTING ACTIVITIES:

   Acquisition of property and equipment - net .....................    (23,756)

         Net Cash Used in Investing Activities .....................    (23,756)

CASH FLOWS FROM FINANCING ACTIVITIES:

   Issuance of long-term debt ......................................     30,000

         Net Cash Provided by Financing Activities .................     30,000

   Net increase in cash and cash equivalents .......................     17,782
   Cash and cash equivalents at beginning of period ................       --

         Cash and Cash Equivalents at End of Period ................   $ 17,782

SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES

      Transfer of assets and assumption of liabilities
         in exchange for 1,000 shares of common stock (See Note 5) .   $  4,764

   The accompanying notes are an integral part of these financial statements.

                             INTERCONNECT WEST, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
     For the Period April 21, 1995 (Date of Inception) to December 31, 1995


                                                     Additional
                                      Common Stock    Paid-in  Retained
                                     Shares Amount    Capital   Deficit    Total
Issuance of common shares
   for assets and the assumption
   of liabilities ($4.76 per share)
   (Note 5) .....................    1,000  $ 1,000  $ 3,764  $  --     $ 4,764
Net loss for the period April 21,
   1995 (date of inception) to
   December 31, 1995 ............     --       --       --     (2,025)   (2,025)

Balance at December 31, 1995 ....    1,000  $ 1,000  $ 3,764  $(2,025)  $ 2,739

   The accompanying notes are an integral part of these financial statements.

                             INTERCONNECT WEST, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995



1. ORGANIZATION AND BUSINESS ACTIVITY

Interconnect West, Inc. (the Company) was organized under the laws of the State of Utah on April 21, 1995. The Company provides Internet marketing services including the graphic design of web sites, consulting and Internet connection services. The Company also sells store front sites in an on-line mall displayed on the world wide web designed and operated by the Company called Access Market Square.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with original maturities of less than three months to be cash equivalents.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal income taxes on their respective share of the Company's taxable income.

As described in Note 7 to the financial statements, on June 17, 1996, the Company entered into an agreement with Eurotronics Holdings Incorporated (EHI) whereby, the Company would exchange all of its issued and outstanding shares of capital stock for 90% of the issued and outstanding common stock of EHI. As a result, the Company will lose its "S" status classification and will be taxed as a "C" corporation under the Internal Revenue Code.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

Dividend Policy

The Company anticipates that for the foreseeable future its earnings will be retained for use in its business and no cash dividends will be paid. Declaration and payment of dividends will remain within the discretion of the Company's board of directors and will depend upon the Company's growth , profitability, financial condition and other factors which the board of directors may deem appropriate.

                             INTERCONNECT WEST, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                                December 31, 1995

2.   SUMMARY OF SIGNIFICANT ACCOUNTING
      POLICIES (continued)-

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

Loss Per Share

The computation of primary loss per share is based on the weighted average number of shares outstanding during the period.

3.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1995:

   Equipment                                      $29,920
     Office furniture                                 969
                                                  --------
                                                    30,889
   Less accumulated depreciation                    (7,251)

                                                    $23,638
                                                    =======

Depreciation expense for the period April 21, 1995 (date of inception) to December 31, 1995 was $4,882.

4.  LONG-TERM DEBT

At December 31, 1995, long-term debt consisted of a note payable to an individual in the amount of $30,000, with interest at 12% per annum. All accrued and unpaid interest shall be paid on the first day of each twelve full calender months following June 1, 1995. Thereafter, the principal amount and accrued and unpaid interest shall be payable in 36 monthly installments of $996, payable on the first day of each calender month beginning on July 1, 1996, and ending on June 1, 1999, on which date all outstanding principal and accrued and unpaid interest will be due and payable. A late charge of 5% of any late payment will be due if payment has not been received within five days of its due date. The note is unsecured.

                             INTERCONNECT WEST, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                                December 31, 1995

4.  LONG-TERM DEBT (Continued)

The annual maturities of long-term debt for the next five years are as follows:

        Year ending
        December 31                       Amount

           1996                          $  4,284
           1997                            10,209
           1998                            11,619
           1999                             3,888
           2000                                -

                                           $30,000
                                           =======

5.  COMMON STOCK

On April 21, 1995 (date of inception), the Company's primary stockholder transferred assets and liabilities to the Company in the net amount of $4,764 (valued at the stockholder's basis) in exchange for 1,000 shares of the common stock of the Company.

6.  LEASES

The Company is obligated under one operating lease for rental of office space as follows:

Rental expense for an operating lease for the period April 21, 1995 (date of inception) to December 31, 1995 approximated $7,000. The Company is obligated under the operating lease agreement to pay lease payments of $876 per month for the period January 1, 1996 through June 30, 1996 and $924 per month for the period July 1, 1996 through December 31, 1996. The Company may extend the lease for one additional year by giving the landlord sixty days written notice prior to the expiration of the lease.

                             INTERCONNECT WEST, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                                December 31, 1995



6.  LEASES (Continued)

Future minimum lease payments under the noncancellable operating lease as of December 31, 1995 are as follows:

        Year ending
        December 31                                Amount

            1996                                  $10,300
   1997                                                 -
   1998                                                 -
   1999                                                 -
   2000                                                 -

   Total minimum lease payments                   $10,300
                                                  ========

7.  SUBSEQUENT EVENT

On June 17, 1996, the Company entered into an agreement with Eurotronics Holdings Incorporated (EHI) whereby, the Company would exchange all of its issued and outstanding shares of capital stock for 90% of the issued and outstanding common stock of EHI which shall be issued pursuant to Rule 144 under the Securities Act of 1933. From the date of closing, the Company will become a wholly-owned subsidiary of EHI and the name of EHI will be changed to Access Market Square, Inc. Both parties agree to utilize the services of Canton Financial Services Corporation (CFSC) in connection with the Agreement. EHI and the Company agree to issue to James Tilton (the president of EHI) 10% of the then currently issued and outstanding common stock. The total amount of common stock then currently issued and outstanding, including Mr. Tilton's shares, will then be reduced to 2.5% of EHI's issued and outstanding by the issuance of 4000% of the quantity of common stock then issued and outstanding, including 3600% to the Company and 400% to CFSC. CFSC will also receive $100,000 payable at EHI's option in either cash or common stock issued pursuant to Form S-8 under the Securities Act of 1933. CFSC shall also be reimbursed for expenses incurred during and in relation to the furtherance of this transaction.

8. LITIGATION

On February 3, 1995, Milne Jewelry Company asserted through Counsel that the Company infringed its trade dress and copyright in and to its Internet web site by its involvement in a so called "Santa Fe Silver Trading Post" web site. The Company responded by denying the allegations and by taking

                             INTERCONNECT WEST, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                                December 31, 1995

8. LITIGATION (Continued)

steps to have the allegedly offending material removed. Counsel for Milne Jewelry Company posted a letter dated February 23, 1995 continuing its allegations. No action has been taken subsequent to that by either party. Counsel for the Company states that no meaningful evaluation as to the range of potential loss resulting from an unfavorable outcome can be made.